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                                                                    Exhibit 4.42


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                         SECURITIES PURCHASE AGREEMENT

                           dated as of March 14, 2000

                                     among

                                  WAM!NET INC.

                                      AND

                         BUYERS LISTED ON SCHEDULE 1.1





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                               Table of Contents
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SECTION 1.    AUTHORIZATION....................................................1
SECTION 2.    CLOSING..........................................................1
SECTION 3.    SALE AND PURCHASE OF SHARES......................................1
        3.1.  Shares...........................................................1
SECTION 4.    REPRESENTATIONS AND WARRANTIES OF THE CORPORATION................2
        4.1.  Organization; Subsidiaries.......................................2
        4.2.  Qualification; Good Standing.....................................3
        4.3.  Corporate Authorization; Enforceability..........................3
        4.4.  No Conflict......................................................3
        4.5.  Capitalization...................................................3
        4.6.  Securities Laws; Applicable Corporation Laws.....................6
        4.7.  Financial Information............................................6
        4.8.  Absence of Changes...............................................6
        4.9.  Reserved.........................................................8
       4.10.  Agreements.......................................................8
       4.11.  Title to Assets..................................................9
       4.12.  Real Property...................................................10
       4.13.  Intellectual Property Rights; Proprietary Information of
              Third Parties...................................................10
       4.14.  Compliance with Laws; Governmental Authorizations...............11
       4.15.  Litigation......................................................12
       4.16.  Environmental Matters...........................................12
       4.17.  Tax Matters.....................................................12
       4.18.  Employee Benefit Plans and Employment Matters...................13
       4.19.  Insurance.......................................................14
       4.20.  Related Transactions............................................15
       4.21.  Offering of the Shares..........................................15
       4.22.  Disclosure......................................................15
       4.23.  Reserved........................................................16
       4.24.  Reserved........................................................16
       4.25.  Brokers and Finders.............................................16
       4.26.  Year 2000 Compliance............................................16
       4.27.  Reserved........................................................16
SECTION 5.    REPRESENTATIONS AND WARRANTIES OF THE BUYERS....................16
        5.1.  Due Authorization...............................................16
        5.2.  Investment Representations......................................17
        5.3.  Brokers and Finders.............................................17
        5.4.  Investor Sophistication.........................................18
        5.5.  Reserved........................................................18
SECTION 6.    COVENANTS OF THE CORPORATION AND THE BUYERS.....................18
        6.1.  Regulatory Approvals; Reasonable Best Efforts;
              Further Assurances..............................................18

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                               Table of Contents
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                                  (continued)

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        6.2.  Certain Filings.................................................18
        6.3.  Confidentiality.................................................19
        6.4.  Public Announcements............................................19
SECTION 7.    COVENANTS OF THE CORPORATION....................................19
        7.1.  Reserved........................................................19
        7.2.  Restrictions Pending the Closing................................19
        7.3.  Reservation of Shares...........................................20
        7.4.  Use of Proceeds.................................................20
        7.5.  Access to Records...............................................20
        7.6.  Reserved........................................................20
        7.7.  Financial Reporting and other Information.......................20
        7.8.  Payment of Obligations..........................................21
        7.9.  Insurance.......................................................21
        7.10. Certain Notices.................................................21
        7.11. Conduct of Business.............................................21
        7.12. Related Transactions............................................21
        7.13. Internal Controls...............................................22
        7.14. Reserved........................................................22
        7.15. Reserved........................................................22
        7.16. Reserved........................................................22
        7.17. Reserved........................................................22
        7.18. Consents........................................................22
SECTION 8.    REGISTRATION RIGHTS OF THE BUYERS...............................22
        8.1.  Demand Registration.............................................22
        8.2.  "Piggy-Back" Registration.......................................23
        8.3.  General Terms...................................................24
        8.4.  Underwriting Agreement..........................................25
        8.5.  Reserved........................................................25
        8.6.  Reserved........................................................25
SECTION 9.    CONDITIONS TO EACH CLOSING......................................25
        9.1.  Conditions of Each Party........................................25
        9.2.  Conditions to Obligations of the Buyers.........................26
        9.3.  Conditions to Obligations of the Corporation....................27
SECTION 10.   TERMINATION.....................................................27
        10.1. Effect of Termination...........................................28
SECTION 11.   MISCELLANEOUS...................................................28
        11.1. Survival........................................................28
        11.2. Indemnification.................................................28

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                               Table of Contents
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                                  (continued)

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       11.3.  Reserved........................................................29
       11.4.  Assignment; Parties in Interest.................................29
       11.5.  Entire Agreement................................................29
       11.6.  Notices.........................................................29
       11.7.  Amendments......................................................30
       11.8.  Counterparts....................................................30
       11.9.  Headings........................................................30
       11.10. Governing Law...................................................30
       11.11. Jurisdiction....................................................30
       11.12. No Waiver.......................................................31
       11.13. Binding Effect..................................................31
       11.14. Cumulative Powers...............................................31

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     SECURITIES PURCHASE AGREEMENT, dated as of March 14, 2000, among WAM!NET
INC., a Minnesota corporation (the "Corporation"), and each several purchaser identified on Schedule 1.1 (individually "Buyer" and collectively "Buyers").

     WHEREAS, the Corporation desires to sell to Buyers shares (the "Shares") of its Class E Convertible Preferred Stock, $.01 par value (the "Class E Preferred Stock"), and Buyers desire to severally subscribe for and severally purchase the Shares from the Corporation in the amounts set forth on Schedule 1.1., and the Corporation desires to issue and sell the Shares to the Buyers upon the terms and subject to the conditions set forth below.

     NOW THEREFORE, the parties hereto agree as follows:

Section 1.  Authorization.

     The Corporation has authorized the issuance and sale, upon the terms and subject to the conditions set forth in this Agreement, of the Shares for a purchase price of $1000 per Share ("Per Share Price") or $1,725,000 million in the aggregate (the "Purchase Price"). The powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations, and restrictions of the Class E Preferred Stock are set forth in the Statement of Rights and Preferences of Class E Preferred Stock ("Class E Certificate of Designation") attached hereto as Exhibit A.

Section 2.  Closing.

     Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned in accordance with this Agreement, the closing of the sale and purchase of the Shares and the other transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m. on the date which is the third business day after the conditions in Section 9 have been satisfied or waived (other than those of such conditions which are customarily satisfied at a closing), at the office of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019 (or at such other time, date and place as the parties may mutually agree). The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date."

Section 3.  Sale and Purchase of Shares.

        3.1.  Shares.

     At the Closing, each Buyer shall severally subscribe for and purchase from the Corporation, and the Corporation shall severally issue, sell and deliver to Buyers the number of Shares of Class E Preferred Stock set forth opposite their name on Schedule 1.1 and each buyer shall deliver to the Corporation, as full payment therefor, the purchase price set forth opposite their name on Schedule
1.1 in cash by check or by wire transfer of immediately available funds to such bank account or bank accounts designated by the Corporation. Each Buyer shall execute a separate signature page to this Agreement. A Buyer shall not be obligated for the purchase price of the Shares beyond the amount of the Buyer's several subscription.

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Section 4.  Representations and Warranties of the Corporation.

     The Corporation hereby represents and warrants to the Buyers as of the date hereof and as of the Closing Date that:

        4.1.  Organization; Subsidiaries.

              (a) Organization. The Corporation and each Subsidiary (as defined below) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted, to enter into the Documents (as hereinafter defined), to perform its obligations thereunder, and to consummate the transactions contemplated thereby. Attached as Schedule 4.1(a) are correct and complete copies of the Articles of Incorporation of the Corporation including all amendments and certificates of Designation, and the By-laws of the Corporation and each Subsidiary, each as in effect on the date hereof (collectively, the "Organizational Documents"). No amendments, revisions or waivers of any provisions of any Organizational Documents have occurred, are in the process of occurring or otherwise have been requested. For purposes of this Agreement, "Documents" collectively means (i) this Agreement and (ii) the Class E Certificate of Designation.

              (b) Subsidiaries. Set forth on Schedule 4.1(b) hereto is a complete list of all of the subsidiaries of the Corporation (each a "Subsidiary"). Except as set forth on Schedule 4.1(b) hereto, the Corporation does not own, directly or indirectly, any capital stock or other equity securities of any corporation, nor does the Corporation have any direct or indirect ownership interest, including interests in partnerships and joint ventures, in any other entity or business and there are no agreements to acquire such interests. Each Subsidiary has been duly organized, is validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation, and is authorized to do business, in all jurisdictions in which the character of its properties or the nature of its businesses requires such qualification or authorization, except for qualifications and authorizations the lack of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect upon the business, prospects, properties, liabilities, assets, operations, results of operations, condition (financial or otherwise), or affairs of the Corporation or result in the loss from employment of any Principal Executive Officer as such term is defined on Schedule I (a "Material Adverse Effect"). Each Subsidiary has the requisite power and authority to own and hold its properties and to carry on its business as now being conducted. Except as disclosed on Schedule 4.1(b) hereto: (i) all of the outstanding shares of capital stock of each Subsidiary are owned beneficially and of record by the Corporation, another Subsidiary or any combination thereof, in each case free and clear of any liens, charges, restrictions, claims or encumbrances other than restrictions on transfer imposed by the Securities Act of 1933, as amended (the "Securities Act"); and (ii) there are no outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or other) pursuant to which any Subsidiary is or may become obligated to issue any shares of its capital stock to any person other than the Corporation or a Subsidiary.

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        4.2.  Qualification; Good Standing.

     Each of the Corporation and every Subsidiary is authorized to do business and is in good standing as a foreign corporation in each jurisdiction the laws of which require such respective entity to be so authorized, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

        4.3.  Corporate Authorization; Enforceability.

     The Corporation has taken all corporate action necessary to authorize its execution and delivery of the Documents, the performance of its obligations thereunder, and its consummation of the transactions contemplated thereby. Each Document has been executed and delivered by an officer of the Corporation in accordance with such authorization. Each Document constitutes a valid and binding obligation of the Corporation, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium, and similar laws now or hereafter in effect affecting creditors' rights generally and to general principles of equity.

        4.4.  No Conflict.

     The execution and delivery by the Corporation of the Documents, its consummation of the transactions contemplated thereby, and its compliance with the provisions thereof, will not other than in instances which could not reasonably be expected to have a Material Adverse Effect, (i) violate or conflict with any of the Organizational Documents, (ii) violate, conflict with, result in a breach of, constitute a default under, or give rise to any right of termination, cancellation, or acceleration (with or without notice or lapse of time, or both) under any agreement, lease, security, license, permit, or instrument to which the Corporation or any Subsidiary is a party, or to which it or any of them or any of their respective assets or businesses are subject,
(iii) result in the imposition of any Encumbrance (as hereinafter defined) on any asset of the Corporation, (iv) violate or conflict with any Laws applicable to the Corporation or its properties or assets, or (v) require any consent, approval or other action of, notice to, or filing with any entity or person (governmental or private), except for those that have been obtained or made.
For purposes of this Agreement, "Encumbrance" means any security interest, mortgage, lien, pledge, charge, easement, reservation, clouds, equities, rights of way, options, rights of first refusal and any other encumbrances, whether or not relating to the extension of credit or the borrowing of money. For purposes of this Agreement, "Laws" means all laws, statutes, rules, regulations, ordinances, bylaws, writs, Permits, Orders and other legislative, administrative or judicial restrictions.

        4.5.  Capitalization.

              (a)  Capitalization.

                   (i) As of the date hereof, the authorized capital stock of the Corporation consists of 500,000,000 shares, the designation and classes of which are set forth on Schedule 4.5(a) hereto. The Corporation does not hold any of its shares in treasury.

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                   (ii) As of the date hereof, 9,494,797 shares of the
              Corporation's common stock, par value $.01 per share ("Common Stock"), 115,206 shares of the Corporation's Class A Preferred Stock, par value $10.00 per share (the "Class A Preferred Stock"), 5,710,425 shares of the Corporation's Class B Preferred Stock, par value $.01 per share (the "Class B Preferred Stock"), 878,527 shares of the Corporation's Class C Preferred Stock, par value $.01 per share (the "Class C Preferred Stock"), 2,196,317 shares of the Corporation's Class D Preferred Stock, par value $.01 per share (the "Class D Preferred Stock"), 10,000 shares of the Corporation's Class F Preferred Stock, par value $.01 per share (the "Class F Preferred Stock") and 10,000 shares of the Corporation's Class G Preferred Stock, par value $.01 per share (the "Class G Preferred Stock") are issued and outstanding and have been validly issued and are fully paid and nonassessable and are not subject to preemptive rights. Except as set forth herein, there are no other shares of capital stock of the Corporation outstanding. As of the date hereof, the Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock, Class F Preferred Stock and Class G Preferred Stock are convertible into 5,710,425, 878,527, 2,196,317, 1,937,984 and 1,618,217 shares of
              Common Stock, respectively. The Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock are subject to anti-dilution. The Corporation has also entered into an agreement, dated as of December 31, 1999, with Winstar Communications, Inc. with respect to the sale of 50,000 shares of the Corporation's Class E Preferred Stock, and an option to acquire an additional 50,000 shares of Class E Preferred Stock. The 100,000 shares of such Class E Preferred Stock are convertible into 19,379,844 shares of Common Stock, representing an initial conversion price of $5.16 per share of Common Stock.

              (b) Options, Warrants, Convertible Securities. Except as set forth on Schedule 4.5(a) hereto, as of the date hereof there are no outstanding subscriptions, options, warrants or other agreements or rights of any kind to acquire any additional shares of capital stock of the Corporation or other instruments or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares of capital stock, nor is the Corporation or any Subsidiary committed to issue any such option, warrant, right or security. Except as set forth on Schedule 4.5(b) hereto, the Corporation has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. Schedule 4.5(a) additionally sets forth (i) all of the outstanding warrants of the Corporation, specifying the exercise prices and periods of such warrants and amount of Common Stock issuable upon exercise of such warrants; and
     (ii) stock options of the Corporation, specifying the exercise prices and periods of such options and the amount of Common Stock issuable upon exercise of the stock option held by each such holder. As of the date hereof, 66,035,493 shares of Common Stock are issuable upon exercise or conversion of all of the Corporation's outstanding options, warrants, and other rights of any kind to acquire shares of the Corporation's Common Stock (not including Class B Warrants issued in September 1997 to MCI WorldCom, Inc.).

              (c)  Agreements.

                   (i) Except as set forth in Schedule 4.5(c)(i), as of the date hereof, there are no agreements relating to the purchase or sale of capital stock between the

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              Corporation and any of its shareholders or affiliates, and to the best of the Corporation's knowledge, there are no such agreements among any of its shareholders and other parties.

                   (ii) Except as contemplated hereby and as set forth in
              Schedule 4.5(c)(ii), there are no agreements or understandings granting to any person or entity any right to cause the Corporation or any Subsidiary to effect a registration under the Securities Act of 1933, as amended ("Securities Act"), of any shares of the Corporation's capital stock.

                   (iii) Except as set forth on Schedule 4.5(c)(iii), there are no voting trusts, voting agreements, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Corporation between the Corporation and any of its shareholders or affiliates and to the best of the Corporation's knowledge, there are no such agreements among any of its shareholders and any other parties.

              (d) Due Authorization. The Shares are duly authorized and, when issued and paid for pursuant to the terms of this Agreement, will be validly issued, fully paid and nonassessable and will have the rights, preferences and privileges specified in the Class E Certificate of Designation. The shares of the Corporation's Common Stock issuable upon conversion of the Shares ("Conversion Shares") are duly authorized and have been reserved for issuance and, when issued upon conversion in accordance with the terms of the Class E Certificate of Designation, will be validly issued, fully paid and nonassessable, and will be free and clear of all liens, encumbrances and restrictions (other than the restrictions on transfer imposed by the Securities Act or any other applicable federal or state securities laws, and the rules and regulations promulgated thereunder). Neither the issuance, sale or delivery of the Shares nor the contemplated issuance or delivery of the Conversion Shares is subject to or will trigger any preemptive or other similar right of shareholders of the Corporation, any anti-dilution right or right of first refusal or other preemptive or similar right in favor of any person, in each case except for rights that have been listed on Schedule 4.5(d).

              (e) Security holders. Schedule 4.5(a) sets forth the name and address of each record holder of more than five-percent of the outstanding shares of any of the Common Stock, the Class A Preferred Stock, the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class E Preferred Stock, the Class F Preferred Stock and the Class G Preferred Stock and the number of such shares of Common Stock or Preferred Stock held by each such holder.

              (f) Reservation of Shares. The Corporation has reserved, and at all times from and after the date hereof will keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of all shares of Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock, Class E Preferred Stock, Class F Preferred Stock and Class G Preferred Stock, sufficient shares to provide for the conversion of all such shares of Preferred Stock.

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        4.6.  Securities Laws; Applicable Corporation Laws.

              (a) The sale of the Shares contemplated hereby is exempt from registration under the Securities Act. The issuance of all other shares of capital stock of the Corporation on or before the date hereof has been made in compliance with the Securities Act and all applicable state securities or blue sky laws.

              (b) The sale of the Shares contemplated hereby and the other transactions contemplated hereby are in compliance with all applicable laws, including the Minnesota Business Corporation Act, and any consents which are required to be obtained pursuant to such laws have either been obtained or waived in writing.

        4.7.  Financial Information.

              (a) Schedule 4.7 sets forth (i) the audited consolidated balance sheet of the Corporation at December 31, 1998 (the "Balance Sheet") and the related statements of operations, shareholders' equity and cash flows of the Corporation for the 12 months then ended and (ii) the unaudited consolidated balance sheet of the Corporation at September 30, 1999 (the "Interim Balance Sheet") and the related unaudited consolidated statements of operations, shareholders' equity and cash flows for the Corporation for the 9 months then ended (collectively, the "Financial Statements").

              (b) The Financial Statements: (i) present fairly the financial position of the Corporation and the results of operations, shareholders' equity and cash flows of the Corporation at the dates and for the periods indicated, (ii) are in accordance with the books and records of the Corporation which books and records are complete and correct and fairly reflect all material transactions of the Corporation's business, and (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied (except as set forth in the notes thereto and subject, in the case of unaudited Financial Statements, to normal year-end adjustments, and the absence of notes thereto). Except as incurred under agreements on Schedule 4.10(a) or as set forth on Schedule 4.7, at the date of the Interim Balance Sheet, the Corporation did not have any material Liability of any nature or any loss contingency (as such term is used in the Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) that was not adequately disclosed or provided for on the Interim Balance Sheet, including the notes thereto. For purposes of this Agreement, "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

        4.8.  Absence of Changes.

              (a) Since the date of the Interim Balance Sheet, and except as provided in the Agreements (as defined in Section 4.10), there has not been:

                   (i) any change in the assets, liabilities or financial
              condition of the Corporation (on a consolidated basis), except for changes (i) in the ordinary course of business or (ii) which in the aggregate have not resulted in and would not reasonably be expected to result in a Material Adverse Effect;

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                   (ii) any event or change that would reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate, whether or not insured against;

                   (iii) to the best of the Corporation's knowledge, any damage, destruction or loss (whether or not covered by insurance) affecting any asset of the Corporation in excess of $100,000;

                   (iv) any liability or loss contingency incurred by the
              Corporation that would have to be disclosed on financial statements (including the notes thereto) (on a consolidated basis) in accordance with GAAP, other than liabilities incurred in the ordinary course of business consistent with past practice;

                   (v) to the best of the Corporation's knowledge, any
              commitment to borrow money from or provide financial support to any person or entity entered into by the Corporation;

                   (vi) any payment or discharge of any Liability by the
              Corporation outside the ordinary course of business consistent with past practice to the best of the Corporation's knowledge;

                   (vii) any sale, assignment, license, or other disposition of any asset or right of the Corporation or any Subsidiary outside the ordinary course of business consistent with past practice;

                   (viii) any declaration or payment of any dividend or other distribution with respect to any shares of capital stock of the Corporation, or the direct or indirect acquisition of any equity securities by the Corporation;

                   (ix) any labor trouble, problem or grievance affecting the business of the Corporation other than such matters which would not reasonably be expected to have a Material Adverse Effect;

                   (x) any write-down of the value of any inventory of the
              Corporation, or any write-off as uncollectible of any accounts or notes receivable of the Corporation, which could reasonably be expected to result in a Material Adverse Effect;

                  (xi) any capital expenditure or commitment therefor by the
              Corporation or any Subsidiary for additions to property, plant or equipment in excess of $250,000;

                 (xii) any change in the accounting or tax methods, practices, or assumptions followed by the Corporation or any Subsidiary; or
              (xiii) any other transaction or event not in the ordinary course of business consistent with past practice.

              (b) The Corporation's independent accountants have not advised the Corporation that the Interim Balance Sheet and the related unaudited financial statements (i) do

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     not comply in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations thereunder and (ii) are not in conformity with GAAP.

        4.9.  Reserved.

        4.10. Agreements.

              (a) Schedule 4.10(a) sets forth a list of all material written and oral contracts, agreements, licenses, commitments, instruments and understandings ("Agreements"), and all Agreements of the following types regardless of materiality, to which the Corporation or any Subsidiary is a party ("Disclosed Agreements"):

                   (i) individually provide for the future purchase by the
              Corporation or any Subsidiary of products or services in excess of $50,000 or call for expenditures of the Corporation or any Subsidiary in excess of $50,000, which expenditures or commitments have not been disclosed in the Initial Budget;

                   (ii) provide for the employment by the Corporation or any
              Subsidiary of any director or officer or consultant (other than for legal or accounting services) earning $100,000 or more for any engagement or provide for any payments or benefits (including severance payments or benefits) to any director, officer or employee;

                   (iii) provide for the borrowing of money or a line of credit by the Corporation or any Subsidiary, or a leasing transaction of a type required to be capitalized by the Corporation in accordance with GAAP;

                   (iv) provide for a strategic relationship regarding the
              Corporation or any Subsidiary and a third party, including any joint venture, partnership or similar arrangement;

                   (v) provide for the sale, assignment, license, or other
              disposition of any asset or any material right of the Corporation with a value in excess of $30,000;

                   (vi) provide for the lease by the Corporation or any
              Subsidiary of any real property;

                   (vii) provide for the lease by the Corporation or any
              Subsidiary of any personal property with a value, or reflecting replacement costs, in excess of $30,000 or involving lease payments in excess of $30,000 per year;

                   (viii)  were entered into with any labor union;

                   (ix)  provide for a tax sharing;

                   (x) provide for any distribution, agency, or licensing
              arrangement with the Corporation or any Subsidiary;

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                  (xi) require the Corporation to issue dividends or shares of its Common Stock upon exercise of warrants;

                  (xii) restrict the Corporation or any Subsidiary, or any of the officers or employees listed on Schedule 4.10(a)(ii), from engaging in any business activity in any way related to the business of the Corporation anywhere in the world, restrict any such person in the performance of his or her obligations and responsibilities to the Corporation or any Subsidiary, or create any other obligation or liability of any such person, in any way related to the business of the Corporation, arising from his or her prior employment;

                   (xiii) grant to any person or entity, other than the
              Corporation or any Subsidiary, any right, title, or interest in any invention or know-how conceived by employees of the Corporation or any Subsidiary and related to the business of the Corporation;

                   (xiv) provide for a loan guaranty, surety, indemnity, or
              other financial support by the Corporation or any Subsidiary to any person or entity; or

                   (xv) grant to any person or entity a security interest in any asset or right of the Corporation or any Subsidiary.

              (b) Each Disclosed Agreement or understanding required to be set forth on Schedule 4.10(a) is in full force and effect and constitutes a valid and binding obligation of all parties thereto. Except as set forth on
     Schedule 4.10(a), the Corporation and, to the extent a Subsidiary is a party, the Subsidiary has performed in all material respects the obligations required to be performed by it and is not in material default and has not received notice alleging it to be in default under any such Disclosed Agreement. To the knowledge of the Corporation, there exists no event or condition which, after notice or lapse of time, or both, would constitute such a material default under any Disclosed Agreement. To the knowledge of the Corporation, there are no material defaults by any other party to any such Disclosed Agreement. The Corporation has made available to the Buyers correct and complete copies of all Disclosed Agreements set forth on Schedule 4.10(a).

        4.11.  Title to Assets.

     Except for properties leased by the Corporation or any Subsidiary, the Corporation and each Subsidiary has good and marketable title to all assets reflected on the Interim Balance Sheet as being owned by it, or acquired by it after the date of the Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business, and accounts and notes receivable paid in full, since the date of the Interim Balance Sheet), free and clear of all Encumbrances, other than Permitted Liens and other than those which would not reasonably be expected to result in a Material Adverse Effect. Such assets are in good operating condition and repair, are adequate and suitable for their intended use in the business of the Corporation and are sufficient for the conduct of the business except as would not reasonably be expected to result in a Material Adverse Effect. There does not exist any condition which interferes with the economic value or use of such assets except as would not reasonably be expected to result in a Material Adverse Effect. The term "Permitted Liens" means (i) liens arising by operation of law in the ordinary course of business that, individually and in the aggregate, do not in any respect interfere with the use or value of any of the assets subject thereto, (ii) minor imperfections of title which do not detract from the value of the property affected or impair the operations of the Corporation, (iii) liens for taxes not yet due and payable, (iv) liens arising in connection with debt incurred pursuant to and in accordance with the covenant section, and (v) liens relating to monies borrowed by the Corporation or any Subsidiary. Any property held under lease by the Corporation and each Subsidiary is held by them under a valid, subsisting and enforceable lease with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property by the Corporation and each Subsidiary.

        4.12. Real Property.

     Except as disclosed on Schedule 4.12, neither the Corporation nor any Subsidiary owns or holds, directly or indirectly, any real property. Neither the Corporation nor any Subsidiary leases, directly or indirectly, any real property other than as listed on Schedule 4.12. Any real property or facility held under lease by the Corporation and each Subsidiary is held by them under a valid, subsisting and enforceable lease with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Corporation and each Subsidiary.

        4.13. Intellectual Property Rights; Proprietary Information of Third Parties.

              (a) Each of the Corporation and each Subsidiary owns or is licensed to use all patents, trademarks, copyrights, service marks, and applications and registrations therefor, and all trade names (including WAM!NET, WAM!BASE and WAM!PROOF), domain names, URLs, customer lists, trade secrets, proprietary processes and formulae, inventions, know-how, other confidential and proprietary information, and other industrial, intellectual property and/or proprietary rights and all goodwill of the business associated therewith and represented thereby (collectively "Intellectual Property") necessary to permit such entities to carry on their respective business as presently conducted and as currently contemplated to be conducted. All such rights are free of all Encumbrances and are fully assignable by the Corporation and each Subsidiary to any third party, without payment, consent of any third party or other condition or restriction. Schedule 4.13 sets forth a list of all patents, trademarks, copyrights, service marks, and applications and registrations therefor, and all trade names, domain names or URLs held or owned by the Corporation and each Subsidiary and all other Intellectual Property rights of the Corporation and each Subsidiary. All registered and/or material patents, copyrights, trademarks, domain name and URL rights and service marks listed on Schedule 4.13 are valid, in full force and effect and are not subject to any taxes or maintenance fees and the Corporation or a Subsidiary has the right and standing to bring infringement Proceedings with respect thereto. Neither the Corporation nor any Subsidiary (i) licenses or grants to anyone other than to the Corporation or any Subsidiary rights of any nature to use any Intellectual Property right that is material to its business, other than certain software and equipment which is provided to the Corporation's clients which enable them to access the Corporation's network solely in order to avail themselves of the Corporation's services, (ii) is not obligated to and does not pay royalties to anyone for use of its Intellectual Property rights, and (iii) does not market or sell any product or service that violates any Intellectual Property right of a third party. Except as set forth on such Schedule, there is no pending or, to the knowledge of the Corporation and each Subsidiary threatened claim or litigation against the Corporation or any Subsidiary contesting the right to use its Intellectual Property rights, asserting the misuse of any thereof, or asserting the infringement or other violation of any Intellectual Property rights of a third party.

              (b) All Intellectual Property conceived or developed by employees of the Corporation and each Subsidiary, while in the employ of the Corporation or such Subsidiary, and related to the business of the Corporation or any Subsidiary were either "works for hire," owned exclusively by the Corporation or a Subsidiary and/or all right, title, and interest therein was transferred and assigned to the Corporation or a Subsidiary and the Corporation or a Subsidiary has maintained all exclusive right, title and interest therein without any Encumbrances thereon. The Corporation has taken all reasonable security measures to protect the secrecy, confidentiality, and value of its trade secrets, proprietary processes and formulae, inventions, know-how and other confidential and proprietary information (including without limitation entering into appropriate non-disclosure and non-use agreements with all officer, directors, employees, independent contractors and other person with access to such information).

              (c) No third party has claimed or, to the Company's knowledge, has reason to claim that the Corporation or any Subsidiary has (i) violated or may be violating any of the terms or conditions of any non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. Neither the Corporation or any Subsidiary has utilized nor proposes to utilize any trade secret or any information or documentation proprietary to any other person in violation of existing arrangements with such person, and neither the Corporation or any Subsidiary has violated any confidential relationship which any such person may have had with any third party, in connection with the development, manufacture, or sale or other use or exploitation of any product of any service of the Corporation or any Subsidiary.

              (d) There exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Corporation or a Subsidiary under any Agreement concerning Intellectual Property. No party to any Agreement concerning Intellectual Property has given the Corporation or any Subsidiary notice of its intention to cancel, terminate or fail to renew any such Agreement.

              (e) To the knowledge of the Corporation and the Subsidiaries, no third party is violating any material Intellectual Property right of the Corporation or a Subsidiary.

        4.14. Compliance with Laws; Governmental Authorizations.

     The Corporation and each Subsidiary is in compliance in all respects with all Laws, except for such instances where non-compliance would not result in a Material Adverse Effect. Each of the Corporation and each Subsidiary has all permits, licenses, authorizations, registrations, franchises, approvals, certificates or variances (collectively, "Permits") from each Governmental Authority that is necessary or advisable in the conduct of its business as presently conducted except in such cases which would not reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, "Governmental Authority" means any federal, state, municipal, local or foreign government and any court, tribunal, administrative agency, commission, board, agency or other governmental or regulatory authority or agency, whether domestic or foreign. Neither the Corporation nor any Subsidiary is licensed to provide communication services under any state, federal or foreign laws nor is any one of them required to be so licensed.

        4.15. Litigation.

     Except as set forth on Schedule 4.15, there are no (i) actions, suits, claims, investigations or other proceedings (collectively, "Proceedings") by or before any Governmental Authority or other arbitration or mediation body, pending or, to the knowledge of the Corporation, threatened against the Corporation or any Subsidiary, or (ii) judgments, writs, decrees, injunctions, compliance agreements, or orders of any Governmental Authority or other arbitration or mediation body, against the Corporation or any Subsidiary.

        4.16. Environmental Matters.

     Each of the Corporation and each Subsidiary is in compliance with all Laws relating to the protection of the environment (the "Environmental Laws"). Except for the operation of machinery and equipment in the ordinary course of business in compliance with applicable Environmental Laws, neither the Corporation nor any Subsidiary has handled, stored or released, or exposed any person to, any hazardous substance, as defined in 42 U.S.C.A. Section 9601(14)
or any other applicable Environmental Laws (a "Hazardous Substance").   Neither
the Corporation nor any Subsidiary is liable or responsible for clean-up costs, remedial work or damages in connection with the handling, storage, release, or exposure by it of any Hazardous Substance except in cases which would not reasonably be expected to result in a Material Adverse Effect. No claims for clean-up costs, remedial work or damages have been made by any person or entity in connection with the handling, storage, release, or exposure by the Corporation and/or any Subsidiary of any Hazardous Substance.

        4.17.  Tax Matters.

              (a) (i) The Corporation has timely filed or been included in all required returns, declarations of estimated tax, reports, and statements relating to any Taxes due and payable by it (collectively, the "Returns");
     (ii) all Returns were correct and complete as of the time of filing; (iii) the Corporation has timely paid all Taxes required to be paid by it through the date hereof; (iv) the Corporation has made provision on its most recent interim balance sheet for all Taxes payable by it for all periods prior to the date of such interim balance sheet for which no Returns have yet been filed; (v) the Corporation has made provision on its books for all Taxes payable by it for all periods beginning on or after the date of its most recent interim balance sheet for which no Returns have yet been filed; (vi) the Corporation has no knowledge of any pending tax audits of any Returns;
     (vii) the Corporation has no knowledge that any deficiency or addition to any Taxes has been proposed, asserted or assessed in writing against the Corporation; and (viii) the Corporation has not granted any extension of the statute of limitations applicable to any Return or other claim for Taxes.

              (b) "Taxes" means, with respect to any person or entity, (i) all material Federal, state, local, and foreign taxes, including, without limitation, all taxes on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings, or profits, and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profits taxes, alternative or add-on minimum taxes, customs duties, or other taxes, fees, assessments or charges of any kind, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority on such person or entity, and (ii) any material liability for the payment of any amount of the type described in the preceding clause (i) as a result of being a "transferee" (within the meaning of Section 6901 of the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable
     Laws) of another person or entity.

        4.18.  Employee Benefit Plans and Employment Matters.

              (a) Schedule 4.18 sets forth a list of all "employee pension benefit plans" and "employee benefit plans," as defined in Section 3(2) and
     (3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and other written or formal plans or group arrangements involving direct or indirect compensation (not including any government-mandated programs) currently or previously maintained or contributed by the Corporation or any ERISA Affiliate for the benefit of any employee or former employee thereof under which the Corporation and/or any Subsidiary has or may have any present or future obligation or liability (collectively, the "Employee Plans"). "ERISA Affiliate" means any entity which is a member of (i) a "controlled group of corporations," as defined in Section 414(b) of the Code, (ii) a group of entities under "common control," as defined in
     Section 414(c) of the Code, or (iii) an "affiliated service group," as defined in Section 414(m) of the Code, any of which includes the Corporation.

              (b) Schedule 4.18 further sets forth a list of all plans, trusts, or arrangements (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, medical benefits, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation, or other forms of incentive compensation, insurance or benefits (collectively, the "Benefit Arrangements") that (i) are not Employee Plans, (ii) are maintained or contributed to by the Corporation or any Subsidiary, and (iii) cover any director, officer, employee, consultant, or former employee of the Corporation or any Subsidiary.

              (c) Each Employee Plan and Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by applicable Laws. There has not been any "accumulated funding deficiency," as defined in Section 412 of the Code, with respect to any Employee Plan. There has not been any partial or complete withdrawal by the Corporation or any Subsidiary with respect to any Employee Plan which is a "multiemployer plan," as defined in Section 3(37) of ERISA, and the Corporation does not have any current plans to withdraw from any such Employee Plan. There has been no "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any Employee Plan. There are no pending or threatened investigations or claims by the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental agency or any individual relating to any of the Employee Plans or Benefit

     Arrangements. Except as required under Section 4980B of the Code, the Company has no obligation to provide post-retirement health or life benefits. Except as set forth on Schedule 4.18, neither the Corporation or any Subsidiary is in default or alleged to be in default in the payment or other provision of any benefit under any Employee Plan or Benefit Arrangement. Except as set forth on Schedule 4.18, no actions have been taken or are currently planned with respect to any Employee Plan or Benefit Arrangement that would increase the expense of maintaining or the benefits provided under such Employee Plan or Benefit Arrangement above the level of the expense incurred or benefits provided in respect thereof for each of the years 1999 and 1998.

              (d) The execution and delivery by the Corporation of the Documents and its consummation of the transactions contemplated thereby will not constitute a triggering event under any Employee Plan or Benefit Arrangement that will, or upon the occurrence of subsequent events would, accelerate the time of payment or vesting, or increase the amount of compensation or benefits, for any director, officer, employee, or former employee of the Corporation.

              (e) Neither the Corporation nor any Subsidiary is a party to any employment, labor or collective bargaining agreement and there are no employee, labor or collective bargaining agreements which pertain to employees, consultants, officers or directors of the Corporation or any Subsidiary and no labor union or employee organization has been certified or recognized as the collective bargaining representative of any employees of the Corporation or any Subsidiary and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board. There are no existing or threatened labor strikes, work stoppages, slowdowns, disputes, grievances, unfair labor practice charges, labor arbitration proceedings or other disturbances affecting any employee of the Corporation or and Subsidiary. There are no complaints, charges, or claims against the Corporation or any Subsidiary pending or threatened in writing to be brought or filed with any governmental entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Corporation or any Subsidiary. The Corporation and its Subsidiaries are in compliance with all laws governing the employment of labor, including, but not limited to, all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes.

        4.19. Insurance.

     The Corporation maintains valid and effective insurance policies, issued by financially sound and reputable insurers, to insure it against all risks usually insured against by persons or entities conducting businesses similar to that of the Corporation or such Subsidiary in the locality in which such businesses are conducted. The Corporation has paid all due premiums with respect to all policies of insurance currently maintained by the Corporation.

        4.20. Related Transactions.

              (a) Except as set forth on Schedule 4.20, and except for compensation to regular employees, since January 1, 1998, no current director or executive officer of the Corporation or holder of at least 5% of the outstanding capital stock of the Corporation has been (i) a party to any transaction with the Corporation valued in excess of $60,000 during any twelve-month period, or (ii) the direct or indirect owner of an interest in any business organization that is or was a competitor, supplier or customer of the Corporation (other than interests in non-affiliated publicly held companies).

        4.21. Offering of the Shares.

     The Corporation has not, directly or indirectly, solicited any other offer to buy or offer to sell, and will not, directly or indirectly, solicit any other offer to buy or offer to sell, any security which is or would be integrated with the sale of the Shares in a manner that would require the Shares to be registered under the Securities Act.

        4.22.  Disclosure.

     The Corporation has filed all required registration statements, reports and proxy statements with the Securities and Exchange Commission ("SEC Reports") when due (or within permitted extension periods) in accordance with the Securities Act and the Securities Exchange Act of 1934, as amended ("Exchange Act"), as the case may be. As of their respective dates (or, in the case of any amended SEC Report, as of the date of the amendment), the SEC Reports complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be. As of their respective dates (or, in the case of any amended SEC Report, as of the date of the amendment), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. This Agreement does not contain an untrue statement of a material fact nor does it omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. None of the statements, documents, certificates or other items prepared by the Corporation and supplied to Buyers or their respective counsel in connection with the transactions contemplated hereby (other than those relating to (i) projected financial information, (ii) plans and objectives regarding the Corporation's future operations, (iii) future economic performance and (iv) assumptions underlying any of the matters described in (i) through
(iii), each as to which no representation or warranty is given other than, however, that such representations are reasonable in light of existing or known facts or trends and were prepared in good faith) contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

        4.23. Reserved.

        4.24. Reserved.

        4.25. Brokers and Finders.

     No person or entity acting on behalf or under the authority of the Corporation is or will be entitled to any broker's, finder's, or similar fee or commission in connection with the sale of the Shares.

        4.26. Year 2000 Compliance.

              (a) The Corporation and each Subsidiary has used (or is in the process of using) appropriate procedures to verify that its software which is licensed or otherwise provided to its customers and the software used in its business will recognize and process date fields after the turn of the century, and perform date-dependent calculations and operations (including sorting, comparing and reporting) after the turn of the century correctly, and the Corporation and each Subsidiary has used (or is in the process of using) reasonable efforts to ensure that such software will not produce invalid and incorrect results as a result of the change of century (all without human intervention, other than original data entry of valid dates).

              (b) Based upon responses to its inquiries to its suppliers and vendors, the Corporation reasonably believes any suppliers and vendors that are material to the operations of the Corporation and the Subsidiaries are or will be Year 2000 compliant for their own computer applications except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

        4.27. Reserved.

Section 5.  Representations and Warranties of the Buyers.

     Each Buyer represents and warrants to the Corporation on behalf of itself (and not any other Buyer) as of the date hereof and the Closing Date that:

        5.1.  Due Authorization.

     The Buyer has taken all action necessary to authorize its execution and delivery of the Documents to which it is a party, the performance of its obligations thereunder, and its consummation of the transactions contemplated thereby. Each Document to which the Buyer is a party has been executed and delivered by an officer of the Buyer in accordance with such authorization or by the Buyer. Each Document to which the Buyer is a party constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors' rights generally and to general principles of equity.

        5.2.  Investment Representations.

              (a) The Buyer is acquiring the Shares for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same.

              (b) The Buyer understands that the Shares have not been, and the Conversion Shares will not be, registered under the Securities Act or applicable state securities laws, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, and such shares must be held indefinitely unless subsequent disposition thereof is registered under applicable securities laws or is exempt from registration.

              (c) The Buyer understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Buyer) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 may only afford the basis for sales under certain circumstances and only in limited amounts.

              (d) The Buyer is an "accredited investor," as such term is defined in Rule 501 (the provisions of which are known to the Buyer) promulgated under the Securities Act.

              (e) The Buyer has such knowledge and experience in financial, tax and business matters so as to enable the Buyer to utilize the information made available to the Buyer in connection with the investment in the Shares to evaluate the merits and risks of an investment in the Shares and to make an informed investment decision with respect thereto; provided, however, that the foregoing shall in no way affect, diminish or derogate from the representations and warranties made by the Corporation hereunder or the right of the Buyer to rely thereon and to seek indemnification hereunder.

              (f) The Buyer has not been formed for the specific purpose of acquiring the Shares.

              (g) The Buyer hereby acknowledges that the purchase and sale of the Shares is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Section 3(b) of the Securities Act and, if applicable, in the sole judgment of the Corporation, the provisions of Regulation D thereunder, which exemption is dependent upon the truth, completeness and accuracy of the statements made by the Buyer herein and in any other documents furnished by the Buyer to the Corporation.

              (h) The Buyer hereby acknowledges that the representations given in Section 4.6(a) are dependent in part upon the Buyer's representations given in this section and in Section 5.4.

        5.3.  Brokers and Finders.

     No person or entity acting on behalf or under the authority of the Buyer is or will be entitled to any broker's, finder's, or similar fee or commission in connection with the transactions contemplated hereby.

        5.4.  Investor Sophistication.

     Buyer has sufficient knowledge and experience and is capable of evaluating the merit and risks of its investment in the Corporation as contemplated by this Agreement and is able to bear the economic risk of such investment for an indefinite period of time. Buyer has been given access to SEC Reports. Buyer has had the opportunity to ask questions of and receive answers from representatives of the Corporation concerning the terms and conditions of this Agreement, to discuss the Corporation's business, management and financial affairs with the Corporation's management and to obtain any other additional information Buyer desires or deems relevant.

        5.5.  Reserved.

Section 6.  Covenants of the Corporation and the Buyers.

        6.1.  Regulatory Approvals; Reasonable Best Efforts; Further Assurances.

     The Corporation and the Buyer acknowledge that certain regulatory or governmental approvals may be required to lawfully consummate the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, the Corporation and the Buyer will, and will cause their Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The Corporation and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

        6.2.  Certain Filings.

     The Corporation and the Buyer will, and will cause their Affiliates to, cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement or the conversion by such Buyer of such Buyer's Shares and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, the Corporation and the Buyer obligated to file a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") shall promptly after the date of this Agreement prepare and file the notifications required under the HSR Act in connection with the transactions contemplated by this Agreement. The Corporation and the Buyer shall (A) give the other parties prompt notice of the commencement of any action, suit, litigation, arbitration, preceding or investigation by or before any governmental body with respect to the transactions contemplated by this Agreement, (B) keep the other parties informed as to the status of any such action, suit, litigation, arbitration, preceding or investigation, and (C) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of

Justice or any other governmental body regarding the transactions contemplated by this Agreement.

        6.3.  Confidentiality.

     Except as set forth in Section 6.4 below and as required by applicable securities laws upon the advice of counsel, without the consent of the other party, neither the Corporation nor any Buyer shall make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the terms of this Agreement and the transactions contemplated hereby, and each party shall cause its authorized officers, directors, partners, employees, counsel, accountants, agents and other representatives to strictly comply with the foregoing.

        6.4.  Public Announcements.

     Neither party to this Agreement may publicly disseminate a press release or file a public report (on Form 8-K or otherwise) with the Securities and Exchange Commission or otherwise publicly announce the transactions contemplated by this Agreement, unless the other parties consent. Such parties shall not unreasonably withhold or delay their approval to any such proposed announcements.

Section 7.  Covenants of the Corporation.

     Unless otherwise indicated, and as long as any of the Shares or Conversion Shares remain outstanding, the Corporation shall and shall cause each Subsidiary to abide and perform with respect to the following covenants:

        7.1.  Reserved.

        7.2.  Restrictions Pending the Closing.

     After the date hereof and prior to the Closing Date, except as expressly provided for in this Agreement or as consented to in writing by the Buyers, the Corporation will not:

                   (i)  amend its certificate of incorporation or bylaws;

                   (ii) split, combine or reclassify any shares of its capital stock without appropriately adjusting the conversion price and/or ratio applicable to the Shares prior to their issuance at the Closing;

                   (iii) declare or pay any dividend or distribution (whether in cash, stock or property) in respect of its Common Stock;

                   (iv) take any action, or knowingly omit to take any action, that could reasonably be expected to result in (A) any of the representations and warranties of the Corporation set forth in
              Article 4 becoming untrue or (B) any of the conditions to the obligations of the Buyers set forth in Section 8.1 or 8.2 not being satisfied; or

                   (v) enter into any agreement or commitment to do any of the foregoing.

        7.3.  Reservation of Shares.

     For so long as any of the Shares are outstanding, the Corporation shall keep reserved for issuance a sufficient number of shares of Common Stock to satisfy its conversion obligations under the Class E Certificate of Designation.

        7.4.  Use of Proceeds.

     The Corporation shall use the cash proceeds received by it upon the sale of the Shares for general working capital purposes.

        7.5.  Access to Records.

     The Corporation shall, and shall cause each Subsidiary to, afford to the Buyer and its authorized employees, counsel, accountants and other representatives, upon reasonable notice and during ordinary business hours, (i) full access to all books, records and properties of the Corporation and such Subsidiary, and (ii) the opportunity to interview any officer of the Corporation or such Subsidiary regarding its affairs; any investigation pursuant to this Section shall be conducted in a manner that does not interfere unreasonably with the conduct of the business of the Corporation and such Subsidiary.

        7.6.  Reserved.

        7.7.  Financial Reporting and other Information.

              (a) So long as the Buyer beneficially owns Shares or Conversion Shares, the Corporation shall deliver to such Buyer the following:

                   (i) within 45 days after the end of each fiscal quarter,
              commencing with the quarterly period ending March 31, 2000, (A) the unaudited balance sheet of the Corporation at the end of such fiscal quarter, (B) the unaudited statements of income and cash flows of the Corporation for such fiscal quarter, and (C) comparative statements of income of the Corporation for such fiscal quarter and the year to date, the comparable figures for the corresponding fiscal quarter and the year to date period of the prior year and the current Budget for such fiscal quarter and for the year to date; and

                   (ii) within 90 days after the end of each fiscal year
              commencing with the current fiscal year of the Corporation, (A) the audited balance sheet of the Corporation at the end of such fiscal year, together with comparisons to the balance sheet of the Corporation at the end of the prior fiscal year and to the current Budget, (B) the audited statements of income and cash flows of the Corporation for such fiscal year, together with comparisons to the statements of income and cash flows of the Corporation for the prior fiscal year and to the current Budget, and (C) an audit report of Ernst & Young, independent certified public accountants, on such balance sheets and statements; and

                   (iii) all information made available to the Corporation's
              shareholders or directors, at the same time as such information is delivered to such persons.

              (b) All financial information to be delivered under this Section shall be in accordance with the books and records of the Corporation and shall have been prepared in accordance with GAAP, subject to year-end and audit adjustments.

        7.8.  Payment of Obligations.

     The Corporation shall, and shall cause each Subsidiary to, pay or discharge or cause to be paid or discharged all material claims or demands, and all Taxes levied or imposed upon the Corporation or its Subsidiaries or upon the income, profits or property of the Corporation or its Subsidiaries; provided, however, that the Corporation or such Subsidiary shall not be required to pay or discharge or cause to be paid or discharged any such claim, demand, or Tax the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate provision has been made.

        7.9.  Insurance.

     The Corporation shall, and shall cause each Subsidiary to, maintain with financially sound and reputable insurers such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated and exercising sound business practice.

        7.10.  Certain Notices.

     The Corporation shall promptly notify the Buyers of (i) the commencement or notice of any threat of any Proceeding, dispute or grievance against or affecting the Corporation, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect, (ii) any material default under any indebtedness of the Corporation and (iii) any material default or breach under any of the items required to be listed on Schedule 4.10(a) or any of the items which would have been required to be listed on Schedule 4.10(a) if such item were effective prior to the date hereof.

        7.11.  Conduct of Business.

     The Corporation shall (i) take all actions required to assure that the Corporation remains duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) take all actions required to assure that the Corporation maintains all Permits to conduct its business, and (iii) conduct its business in compliance with all Laws.

        7.12.  Related Transactions.

     Excluding any existing arrangements between Winstar Communications, Inc. and MCI WorldCom, Inc., the Corporation shall not directly or indirectly enter into any transaction with any Related Party, other than any transaction entered into in the ordinary course of business and on terms and conditions not less favorable to the Corporation as the terms and conditions which would apply in a similar transaction negotiated on an arms-length basis with a party that is not a

Related Party. "Related Party" means (a) each current or future director or executive officer of the Corporation, (b) each parent, sibling, spouse, or descendant of any of the foregoing, (c) each entity of which any of the foregoing is a director, officer, partner or holder of more than 10% of the outstanding voting power of any class of capital stock and (d) any person or entity which is the beneficial owner of 5% or more of the outstanding voting power of the Corporation.

        7.13. Internal Controls.

              (a)  Internal Controls.

          The Corporation maintains and will continue to maintain a system of internal accounting controls sufficient to provide reasonable assurances that:
(i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary in order to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain accountability for assets and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        7.14. Reserved.

        7.15. Reserved.

        7.16. Reserved.

        7.17. Reserved.

        7.18. Consents.

     Prior to the Closing, the Corporation shall use its commercially reasonable best efforts to obtain all consents and approvals of third parties, if any, required to consummate the transactions contemplated by this Agreement so that such consummation shall not conflict with or cause a breach of or default under any agreement or other obligation binding upon the Corporation, including without limitation all such consents and approvals required with respect to its obligations for borrowed money and under its Articles of Incorporation and Certificates of Designation.

Section 8.  Registration Rights of the Buyers.

        8.1.  Demand Registration.

              (a) Grant of Right. The Corporation agrees to register on two occasions, upon written demand ("Initial Demand Notice") of a the holders of a majority of the voting rights represented by the Class E Preferred Stock and the Conversion Shares, regardless of whether the Shares have been converted (the "Registrable Securities"). The Corporation will file a registration statement covering the Registrable Securities within 60 days after receipt of the Initial Demand Notice and use its best efforts to have such registration statement declared effective promptly thereafter. The demand for registration may be made at any time during a period commencing on the earlier of (i) the six month anniversary of the consummation of the

     Corporation's initial public offering of its Common Stock, and (ii) the one year anniversary of the date Shares are first issued.

              (b) Terms. The Corporation shall bear all fees and expenses attendant to registering the Registrable Securities, including, but not limited to legal fees to in connection with the sale of the Registrable Securities but not including any and all underwriting commissions and discounts which will be the responsibility of the Buyer participating in the underwriting. The Corporation will qualify or register the Registrable Securities in such states as are reasonably requested by the Buyer. The Corporation shall cause any registration statement filed pursuant to the demand rights granted under this Section to remain effective with respect to the Registrable Securities covered by such registration statement until all such securities have been sold.

        8.2.  "Piggy-Back" Registration.

              (a) Grant of Right. Each Buyer shall have the right at any time and from time to time to include the Registrable Securities as part of any other registration of securities filed by the Corporation (other than pursuant to Form S-4, Form S-8 or any equivalent forms or in connection with the Corporation's initial public offering to the extent that no other selling shareholder is included in the registration statement). Notwithstanding the foregoing, if, in the written opinion of the managing underwriter or underwriters of a public offering by the Corporation of its shares of Common Stock, the inclusion of the Registrable Securities, when added to the securities being registered by the Corporation, will exceed the maximum amount of the Corporation's securities that can be marketed without materially and adversely affecting the entire offering, then (i) the Corporation will include in such registration first, only those securities, the holders of which as of the date hereof have piggy-back registration rights (as listed on Schedule 8.2), second, the Registrable Securities allocated (if necessary) among the holders thereof on a pro rata basis based on the number of Registrable Securities requested to be included in such registration statement, and third, capital stock of the Corporation to be sold for the account of others with applicable piggy-back registration rights, with such priorities among them as the Corporation shall decide. If, subsequent to the exercise of all of the demand registration rights referred to in Section 8.1, any Registrable Securities requested to be included in an offering ("Other Offering") pursuant to the "piggy-back" rights described in this Section 8.2. are not so included because of the operation of the first proviso of the preceding sentence, then the holders of the Registrable Securities shall have the right to require the Corporation, at its expense, to prepare and file a registration statement under the Securities Act covering such Registrable Securities.

              (b) Terms. The Corporation shall bear all fees and expenses attendant to registering the Registrable Securities, including the reasonable expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities, but a Buyer participating in the registration shall pay any and all discounts and underwriting commissions. In the event of such a proposed registration, the Corporation shall furnish the owners of the Registrable Securities with not less than 30 days written notice prior to the proposed date of filing of such registration statement. Such notice shall continue to be given for each registration statement filed by the Corporation until such time as all of the Registrable Securities have been sold by the Buyers. The owners of the Registrable Securities shall exercise the "piggy-back" rights provided for herein by giving written notice within 15 days of the receipt of the Corporation's notice of its intention to file a registration statement. The Corporation shall cause any registration statement filed pursuant to the "piggyback" rights granted under this Section to remain effective with respect to the Registrable Securities covered by such registration statement until all of the such securities have been sold by the Buyer. Notwithstanding the foregoing, in no event shall the Corporation be obligated to maintain the effectiveness of any registration statement filed pursuant to Sections 8.1 and 8.2 for a period in excess of three years from the initial date of issuance of the Shares.

        8.3.  General Terms.

              (a) Indemnification. The Corporation shall indemnify the owner(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such person within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys' fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, arising from such registration statement, except to the extent that any loss, claim, damage, expense or liability arises out of or relates to written information furnished by or on behalf of the Buyer, for inclusion in such registration statement ("Buyer Information"). The owner(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Corporation against all loss, claim, damage, expense or liability (including all reasonable attorneys' fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which it may become subject under the Securities Act, the Exchange Act or otherwise, arising from Buyer Information furnished by or on behalf of such owner(s).

              (b) Exercise of Shares. Nothing contained in this Section 8 shall be construed as requiring a Buyer to convert the Shares prior to or after the filing of any registration statement or the effectiveness thereof.

              (c) Documents Delivered to Holders. The Corporation shall deliver promptly to each Buyer participating in any of the foregoing offerings who requests it, all correspondence between the Securities and Exchange Commission and the Corporation, its counsel or auditors and all memoranda relating to discussions with the Securities and Exchange Commission or its staff with respect to the registration statement. The Corporation also shall furnish to each Buyer participating in any of the foregoing offerings that are underwritten, and to each underwriter of any such offering, a signed counterpart, addressed to such Buyer and underwriter, of (i) an opinion of counsel to the Corporation, dated the effective date of such registration statement (and an opinion dated the date of the closing under the underwriting agreement relating to such offering), and (ii) a "cold comfort" letter dated the effective date of such registration statement (and a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Corporation's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities. In the event that the Buyer requests information pursuant to this Section (c), then, prior to furnishing such information, the Corporation shall have the right to require such Buyer to enter into a confidentiality agreement with the Corporation with respect to any information to be provided to the Buyer that the Corporation reasonably considers to be proprietary, non-public or otherwise confidential.

        8.4.  Underwriting Agreement.

     In the event that the demand registration filed by a Buyer pursuant to
Section 8.1(a) is for an underwritten offering, then such Buyer shall have the right to select the underwriters of the offering, which underwriters shall be reasonably acceptable to the Corporation. The Corporation shall enter into an underwriting agreement with the managing underwriter selected by such Buyer whose Registrable Securities are being registered pursuant to Section 8.1. Such agreement shall be reasonably satisfactory in form and substance to the Corporation, each such person and such managing underwriter, and shall contain such representations, warranties and covenants by the Corporation and such other terms as are customarily contained in agreements of that type used by the underwriter. Such persons shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all of the representations, warranties and covenants of the Corporation to or for the benefit of such underwriter shall also be made to and for the benefit of such persons. Such persons shall not be required to make any representations or warranties to or agreements with the Corporation or the underwriter except as they may relate to such persons, their shares and their intended methods of distribution.

        8.5.  Reserved.

        8.6.  Reserved.

Section 9.  Conditions to Each Closing.

        9.1.  Conditions of Each Party.

     The respective obligations of each of the Corporation and the Buyers to consummate the transactions contemplated hereby are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part to the extent permitted by applicable law;

              (a) All filings required to be made, and all consents, approvals, permits and authorizations required to be obtained, prior to the Closing, from any Governmental Authorities in connection with the execution and delivery by the parties of the Documents and the consummation of the transactions contemplated thereby shall have been made or obtained; and

              (b) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action that prohibits the consummation of the transactions contemplated by this

     Agreement; provided, however, that any party invoking this condition shall use its reasonable best efforts to have any such judgment, decree, injunction or order vacated.

        9.2.  Conditions to Obligations of the Buyers.

     The obligations to be performed by each Buyers under this Agreement at or after the Closing are subject to the satisfaction at or prior to each of the Closing of the following conditions, unless waived by the Buyers:

              (a) Material Adverse Effect. There shall not have been any event which has or is reasonably likely to have a Material Adverse Effect.

              (b) Accuracy of Representations and Warranties. Each of the representations and warranties of the Corporation contained in this Agreement and in any certificate or other writing delivered by the Corporation pursuant hereto qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date as if made at and as of such respective times (except to the extent it relates to a particular date).

              (c) Performance of Covenants. The Corporation shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement and each other Document.

              (d) Class E Certificate of Designation. Prior to the Closing, the Class E Certificate of Designation shall have been filed with and accepted by the Secretary of State of the State of Minnesota and shall have become effective.

              (e) Stock Certificates. At the Closing Stock certificates representing the Class E Preferred Stock sold at such closing shall have been delivered by the Corporation to the Buyers.

              (f)  Reserved.

              (g) Officer's Certificate. At the Closing the Buyers shall receive a certificate from an officer of the Corporation to the effect that all conditions set forth in this Section 9.2 shall have been satisfied.

              (h) Required Consents and Approvals. Prior to the Closing Date, the Corporation shall have received all consents and approvals of third parties, if any, required to consummate the transactions contemplated by this Agreement so that such consummation shall not conflict with or cause a breach of or default under any agreement or other obligation binding upon the Corporation, including without limitation all such consents and approvals required with respect to its obligations for borrowed money and under its Articles of Incorporation and Certificates of Designation.

        9.3.  Conditions to Obligations of the Corporation.

     The obligations to be performed by the Corporation under this Agreement at or after the Closing are subject to the satisfaction at or prior to the Closing and the Option Closing, if any, of the following conditions, unless waived by the Corporation:

               (a) Accuracy of Representations and Warranties. Each of the representations and warranties of the Buyers contained in this Agreement and in any certificate or other writing delivered by the Buyers pursuant hereto qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date as if made at and as of such respective times (except to the extent it relates to a particular date);

               (b) Performance of Covenants. Each Buyer shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement and each other Document to which it is a party.

        Section 10.  Termination.

     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

              (a) by joint written agreement of the Corporation and the Buyers;

              (b) by the Corporation, if any Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement and has not cured such breach within ten (10) business days after written notice to such Buyer (provided that the Corporation is not then in material breach of the terms of this Agreement; and provided further that no cure period shall be required for a breach which by its nature cannot be cured);

              (c) by the Buyers, if the Corporation has breached any representation, warranty, covenant or agreement contained in this Agreement and has not cured such breach within ten (10) business days after written notice to the Corporation (provided that a Buyer is not then in material breach of the terms of this Agreement; and provided further that no cure period shall be required for a breach which by its nature cannot be cured);

              (d) by any party, if the Closing has not occurred on or before March 31, 2000; provided, however, that a party may not terminate this Agreement pursuant to this Section if the failure of such party to fulfill any of its obligations hereunder shall have been the principal reason that the Closing shall not have occurred on or before said date;

              (e) by any party if there shall be a change of law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable, final order, decree or judgment of any court or governmental body having competent jurisdiction; or

     The party desiring to terminate this Agreement pursuant to the above-referenced clauses shall give notice of such termination to the other parties hereto.

        10.1. Effect of Termination.

              (a) If this Agreement is terminated, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the (i) willful failure by any party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure by any party to perform a covenant of this Agreement, (iii) breach by any party hereto of any representation, warranty, covenant or agreement contained herein, or (iv) a Closing Failure by any party, such party shall be fully liable for any and all damages incurred or suffered by the other parties as a result of such failure or breach.

Section 11.  Miscellaneous

        11.1.  Survival.

     The representations, warranties, covenants and other agreements contained herein, shall survive the Closing and the consummation of the transactions contemplated hereby. No right of a Buyer for indemnification hereunder shall be affected by any examination made for or on behalf of a Buyer, the knowledge of any of a Buyer's officers, directors, shareholders, employees or agents, or the acceptance by a Buyer of any certificate or opinion.

        11.2.  Indemnification.

              (a) The Corporation shall indemnify, defend and hold the Buyers and its officers, directors, employees, shareholders, partners, members, affiliates and agents harmless against all Liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal fees and expenses), relating to or arising from the untruth, inaccuracy or breach of any of the representations, warranties or agreements of the Corporation contained in this Agreement.

              (b)  Reserved.

              (c) Promptly after receipt by any party entitled to indemnification under either Section 11.2(a) or Section 11.2(b) (an "indemnified party") of notice of the commencement of any action involving a claim which may give rise to a claim for indemnity under the preceding paragraphs of this Section, the indemnified party will give written notice to the party against whom indemnification is sought (the "indemnifying party") of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to it which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party and the indemnifying party shall reimburse the indemnified party and any person controlling the indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity agreement provided in this Section.

              (d) If the indemnification provided for in this Section is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party hereunder, shall contribute to the amounts paid or payable by the indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations. The amount paid or payable to an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to above shall be deemed to include any legal or other expenses reasonably incurred in connection with investigating or defending the same.

              (e) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of the indemnified party and will survive the transfer of securities.

        11.3.  Reserved.

        11.4.  Assignment; Parties in Interest.

     This Agreement shall bind and inure to the benefit of the parties and each of their respective successors and permitted assigns.

        11.5.  Entire Agreement.

     This Agreement (including all Schedules and Exhibits hereby) together with the other Documents contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect to such subject matter.

        11.6.  Notices.

     All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

              (a)  if to the Corporation:

                    WAM!NET INC.
                    655 Lone Oak Drive, Building A

                    Eagan, Minnesota 55121
                    Attention: Edward J. Driscoll, III, President
                    Telephone: (651) 256-2165
                    Facsimile: (651) 994-9591

              (b) if to the a Buyer, to the name and address for notice appearing on the signature page to this Agreement for such Buyer to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the date of receipt.

        11.7.  Amendments.

     The terms and provisions of this Agreement may only be modified or amended pursuant to an instrument signed by all of the parties hereto.

        11.8.  Counterparts.

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        11.9.  Headings.

     The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        11.10. Governing Law.

     Except as to matters governed by the MBCA, this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.

        11.11. Jurisdiction.

     The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in the Section entitled "Notices" shall be deemed effective service of process on such party.

        11.12. No Waiver.

     No delay by or on behalf of a Buyer in exercising any rights conferred hereunder, and no course of dealing between a Buyer and the Corporation shall operate as a waiver of any right granted hereunder, unless expressly waived in writing by the party whose waiver is alleged.

        11.13. Binding Effect

     All covenants, representations, warranties and other stipulations in this Agreement and other documents referred to herein, given by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors, heirs, personal representatives and assigns of the parties hereto.

        11.14. Cumulative Powers.

     No remedy herein conferred upon a Buyer or any holder of the Class E Preferred Stock is intended to be exclusive of any other remedy, and each such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, or in equity or by statue or otherwise.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

                              WAM!NET INC.

                              By: /s/ Edward J. Driscoll III
                                 ---------------------------------------
                                Name: Edward J. Driscoll III
                                Title: Chairman & CEO
                                Address:  655 Lone Oak Drive
                                          Building A
                                          Eagan, Minnesota  55121


                              By: /s/ Daniel D. Rubino
                                 ---------------------------------------
                                 Name: Daniel D. Rubino


                              By: /s/ Neil Mellen
                                 ---------------------------------------
                                 Name: Neil Mellen


                              By: /s/ Jack H. Nusbaum
                                 ---------------------------------------
                                 Name: Jack H. Nusbaum


                              By: /s/ Tonny K. Ho
                                 ---------------------------------------
                                 Name: Tonny K. Ho


                              By: /s/ Mitchell G. Leibovitz
                                 ---------------------------------------
                                 Name: Mitchell G. Leibovitz


                              By: /s/ Joseph T. Baio
                                 ---------------------------------------
                                 Name: Joseph T. Baio


                              By: /s/ Richard L. Posen
                                 ---------------------------------------
                                 Name: Richard L. Posen


                              By: /s/ Daniel Schloendorn
                                 ---------------------------------------
                                 Name: Daniel Schloendorn


                              By: /s/ Mario M. Cuomo
                                 ---------------------------------------
                                 Name: Mario M. Cuomo


                              By: /s/ Daniel Hurstel
                                 ---------------------------------------
                                 Name: Daniel Hurstel


                              By: /s/ Roger D. Netzer
                                 ---------------------------------------
                                 Name: Roger D. Netzer


                              THE MONEY GAME, G.P.


                              By: /s/ Matthew F. Herman
                                 ---------------------------------------
                                 Name: Matthew F. Herman
                                 Title: General Partner

                                      Index

Exhibit A                      Statements of Rights and Preferences of Class
                                  E Preferred Stock
Schedule 1.1                   Schedule of Buyers
Schedule I                     Certain Management
Schedule 4.1(a)                Articles of Incorporation and Bylaws
Schedule 4.1(b)                List of Subsidiaries
Schedule 4.5(a)                Designation and Classes of Capital Stock
Schedule 4.5(a)(vi)            Right of First Refusal Agreements
Schedule 4.5(b)                Options, Warrants and Convertible Securities
Schedule 4.5(c)(i)             Purchase Agreements
Schedule 4.5(c)(ii)            Registration Rights Agreements
Schedule 4.5(e)                Record Holders
Schedule 4.7                   Financial Statements
Schedule 4.10(a)               Material Contracts
Schedule 4.12                  Real Property
Schedule 4.13                  Intellectual Property
Schedule 4.14                  License to Provide Communications Services
Schedule 4.15                  Litigation
Schedule 4.18                  Employee Pension Benefit Plans
Schedule 4.20                  Related Transactions
Schedule 8.2                   Piggy-back Registration Rights

                                                                       EXHIBIT A
                                                                       ---------


                            Statement of Rights and

                     Preferences of Class E Preferred Stock

                                                                    SCHEDULE 1.1
                                                                    ------------

                           Buyers and Purchase Price

------------------------------  -------------------------  ---------------------
                                    Number of Shares
Buyer                              Severally Purchased        Purchase Price
------------------------------  -------------------------  ---------------------
Daniel D. Rubino                           250                  $  250,000
--------------------------------------------------------------------------------
Neil Mellen                                250                  $  250,000
--------------------------------------------------------------------------------
Jack H. Nusbaum                            250                  $  250,000
--------------------------------------------------------------------------------
Tonny K. Ho                                250                  $  250,000
--------------------------------------------------------------------------------
Mitchell G. Leibovitz                      150                  $  150,000
--------------------------------------------------------------------------------
Joseph T. Baio                             125                  $  125,000
--------------------------------------------------------------------------------
Richard L. Posen                           125                  $  125,000
--------------------------------------------------------------------------------
Daniel Schloendorn                         125                  $  125,000
--------------------------------------------------------------------------------
Mario M. Cuomo                              50                  $   50,000
--------------------------------------------------------------------------------
Daniel Hurstel                              50                  $   50,000
--------------------------------------------------------------------------------
Roger D. Netzer                             50                  $   50,000
--------------------------------------------------------------------------------
The Money Game, G.P.                        50                  $   50,000
                                                                ==========
--------------------------------------------------------------------------------
                                Total                           $1,725,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                      SCHEDULE I
                                                                      ----------


Edward J. Driscoll III
Allen L. Witters
Gary L. Hokkanen
Denice Y. Gibson
Lisa A. Gray